Exhibit 3.3

CERTIFICATE OF FORMATION

OF

WestRock MWV, LLC

The undersigned, an authorized person, for the purpose of forming a limited liability company under the provisions and subject to the requirements of the State of Delaware (particularly Chapter 18, Title 6 of the Delaware Code and the acts amendatory thereof and supplemental thereto, and known, identified and referred to as the “Delaware Limited Liability Company Act”), hereby certifies as follows:

ARTICLE I. The name of the limited liability company is WestRock MWV, LLC (the “Company”).

ARTICLE II. The address of the registered office and the name and the address of the registered agent of the Company required to be maintained by Section 18-104 of the Delaware Limited Liability Company Act is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808.

ARTICLE III. The debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company; and no member or manager of the Company shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a member or acting as a manager of the Company.

ARTICLE IV. This Certificate of Formation shall become effective on September 1, 2015.

Dated as of August 31, 2015.

By:	/s/ Robert B. McIntosh
	Name:	Robert B. McIntosh
	Title:	Executive Vice President, General Counsel and Secretary